Exhibit 99.1

C-Chip enters into an agreement to purchase Canadian Security Agency Inc.

December 8, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) announced today that it has signed a letter of intent to purchase 100% of Canadian Security Agency, Inc., a private Montreal-based company established in 1984 that provides security services to large corporate accounts, including courier and trucking companies.

Subject to the completion of due diligence, the transaction is expected to close within the next 45 days. To complete the purchase, C-Chip will proceed with the issuance of restricted shares of its common stock. The transaction is valued at CDN$1.3 million. In it's latest fiscal year, Canadian Security Agency, Inc. generated CDN$2.6 million in sales.

"For C-Chip, this acquisition is part of our strategy to quickly attain a leading position in the rapidly growing security sector," says Stephane Solis, President & CEO of C-Chip. "This acquisition gives CCHI a critical competitive advantage in the Automatic Vehicle Location (AVL) market. We are now one of a very few companies able to provide turnkey security packages to consumers and businesses. C-Chip can now offer a complete infrastructure to monitor our tracking devices from a central point, alerting car owners, police authorities and insurance companies when car thefts occur. The addition of Canadian Security Agency gives C-Chip instant mass in a field we are very actively targeting as well as increasing our credibility in the provision of security and asset management applications."

Canadian Security Agency, Inc. is expected to immediately contribute to C-Chip's profitability. Upon closing, Canadian Security Agency, Inc. will become a wholly owned subsidiary of C-Chip Technologies Corporation.

Charles Finkelstein, President of Canadian Security Agency Inc., indicated: "We are truly excited to be joining the C-Chip group. They are very focused, aggressive and goal oriented. We believe that C-Chip's security applications are outstanding as well as extremely cost effective. By joining forces, both companies will realize a broad range of new business opportunities that the group intends to capitalize on immediately."

About the C-ChipJ Technology

The C-ChipJ is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere else in North America using the Internet. Applications for the C-ChipJ technology offer significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web site at www.c-chip.com.

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About Canadian Security Agency, Inc.

Founded in 1984, Canadian Security Agency, Inc. provides security services to a long established clientele. Services include surveillance, investigation, guards, patrol and central monitoring. The company has a staff of about 200 persons on call for the provisioning of its security services.

Contacts:
Stephane Solis, President & CEO	Charles Finkelstein, President
C-Chip Technologies Corporation	Canadian Security Agency, Inc.
877-339-2447	514-738-3321
ssolis@c-chip.com	charles@cdnsecurity.com

FORWARD-LOOKING-STATEMENT:   Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.